OPERATING AGREEMENT

YKTG SOLUTIONS, LLC

A Maryland Limited Liability Company

This Operating Agreement (the "Agreement") is made effective as of February 28, 2016, by and among and those Persons (the “Members”) identified in Exhibit A.

WHEREAS, YKTG, LLC, a Pennsylvania limited liability company (f/k/a Young Kinsley Technology Group, LLC) (“YKTG”) is an MBE diversity company and has been awarded a contract with Sprint/United Management Company; and

WHEREAS, YKTG requires funding to perform such contract; and

WHEREAS, ADDvantage Technologies Group, Inc. (“ATG”) is a publically traded company and is willing to provide funding for the project; and

WHEREAS, YKTG and ATG have agreed to form a special purpose entity for the purpose of performing such contract with the Sprint/United Management Company on the terms and conditions set forth in this Agreement, including without limitation the Exhibits attached hereto;

NOW THEREFORE, in consideration of the mutual covenants and conditions herein, the Members agree as follows:

ARTICLE I

ORGANIZATION

1.1 Formation and Qualification. The Members have formed a limited liability company (the “Company”) under the Maryland Limited Liability Company Act (the "Act") by filing Articles of Organization with the State of Maryland.  The Master Construction Services Agreement between Sprint/United Management Company and the Company (the “MCSA”) dated as of June 3, 2013, as amended, as supplemented by the WiMAX Deconstruction Work Order dated as of October 2, 2015, as amended, between the Company and Sprint/United Management Company (the “Work Order” and collectively with the MCSA, the “Sprint Contract”) provides contracting opportunities to small and disadvantaged businesses and the terms of this Agreement shall not be inconsistent with the Sprint Contract’s purpose.

1.2 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Maryland, including the Act as amended from time to time, without regard to Maryland’s conflicts of laws principles. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that any provision of this Agreement is inconsistent with any provision of the Act, this Agreement shall govern to the extent permitted by the Act.

1.3 Name. The name of the Company shall be “YKTG Solutions, LLC.” The business of the Company may be conducted under that name or, on compliance with applicable laws, any other name that the Members shall unanimously approve. The Members on behalf of the Company shall file any certificates, articles, fictitious business name statements and the like, and any amendments and supplements thereto, as the Members consider appropriate or advisable.

1.4 Term. The term of the Company commenced on the filing of the Articles of Organization and shall exist until the Company is dissolved and its affairs wound up.

1.5 Office and Agent. The principal office of the Company shall be at such place or places of business within or without the State of Maryland as the Members may determine. The Company shall continuously maintain a registered agent in the State of Maryland and the State of Maryland as required by the Act.

1.6 Limited Purpose.  The Company is formed for the exclusive purpose of performing the Sprint Contract and shall engage in no business other than the performance of its obligations under the Sprint Contract.

ARTICLE II

MEMBERSHIP INTERTESTS, CAPITAL CONTRIBUTIONS, VOTING AND MANAGEMENT

2.1 Initial Members; Initial Capital Contributions. The initial Members of the Company are the Members who are identified in Exhibit A.  The initial capital contributions of the Members are set forth on Exhibit A-1 of this agreement.  Any capital contributions in addition to those set forth on Exhibit A-1 shall require the approval of all the Members.

2.2 Classification of Membership Interests. The Company shall issue voting membership interests to the Members. The Members shall have the right to vote upon all matters upon which Members have the right to vote under the Act or under this Agreement, in proportion to their respective Percentage Voting Interest ("Percentage Voting Interest") in the Company.

2.3 Percentage Ownership and Voting Interests. A Member’s Ownership Interest (“Ownership Interest”) is the total of his interests in the Company, together with all of the rights, as a Member of the Company, that arise from such interests.  The Members shall have the initial Ownership, Percentage Ownership and Percentage Voting Interests in the Company that are identified in Exhibit A, immediately following the making of the capital contributions set forth therein.

2.4 Management by Members. Except as otherwise provided in this Agreement, including without limitation the Exhibits hereto, the Members shall manage the Company and shall have the right to vote, in their capacity as Member-Managers, upon all matters upon which Members or managers have the right to vote under the Act or under this Agreement, in proportion to their respective Percentage Voting Interests in the Company. Members need not identify whether they are acting in their capacity as Members or Member-Managers when they act.

2.5 Voting. Except as otherwise provided or permitted by this Agreement including without limitation the Exhibits hereto, Members shall in all cases, in their capacity as Members or Member-Managers of the Company, act collectively, and, unless otherwise specified or permitted by this Agreement including without limitation under the Exhibits hereto, by majority vote.  Except as otherwise provided or permitted by this Agreement including without limitation the Exhibits hereto, no Voting Member acting individually, in his capacity as a Member or Member-Manager of the Company, shall have any power or authority to sign for, bind or act on behalf of the Company in any way, to pledge the Company's credit, or to render the Company liable for any purpose.

2.6 Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

2.7 New Members. The Members may issue additional membership interests and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member (i) is approved unanimously by the Members; (ii) delivers to the Company his required capital contribution; (iii) agrees in writing to be bound by the terms of this Agreement by becoming a party hereto; and (iv) delivers such additional documentation as the Members shall reasonably require to so admit such new Member to the Company.

Upon the admission of a new Member or Members, as the case may be, to the Company, the capital accounts of Members, and the calculations that are based on the capital accounts, shall be adjusted appropriately.

ARTICLE III

DUTIES OF MEMBERS

3.1 Duties of the Members.  This Company is formed for the expressed purpose of providing goods and services to Sprint United Management Company (“Sprint”), an American telecommunications holding company that provides wireless services and is a major global Internet carrier, pursuant to the terms and conditions of the Sprint Contract.  As such, the Members agree to the delineated Scope of Duties and compensation and other matters provided in Exhibit B of this Agreement, attached hereto and incorporated herein.  Each Member shall perform their duties to the Company and to each other diligently, in good faith and with due care.

ARTICLE IV

MANNER OF ACTING

4.1 Officers and Agents of the Company. The Members may authorize any Member or Members of the Company, or other individuals or entities, whether or not a Member, to take action on behalf of the Company, as the Members deem appropriate.

(a)  Officers.  The Company shall have such individuals as officers (“Officers”) as may be elected, appointed and/or chosen pursuant to the terms herein.  The Officers of the Company shall consist of a Chief Executive Officer, President, a Secretary, or such other Officer of the Company as may be elected, appointed and/or chosen by the  Members.  The President, Secretary, and any additional Officers shall be appointed by the Chief Executive Officer.  One person may hold, and perform the duties of, any two or more such offices.  All Officers other than the Chief Executive Officer may be removed, with or without cause, at any time by the Chief Executive Officer.

(b)  No Officer shall have any rights or powers beyond the rights and powers to such Officer in this Agreement.  The Chief Executive Officer, Treasurer, and Secretary shall have the following duties and responsibilities:

(i)           Chief Executive Officer.  The Chief Executive Officer (the “CEO”) shall be the chief executive officer of the Company and shall have authority to operate the Business of the Company to the fullest extent subject to the provisions of this Agreement, including without limitation the Exhibits hereto.  He or she shall perform the customary duties, responsibilities, functions and authority of the Chief Executive Officer, including presiding at meetings of the Members.  He or she shall from time to time report to the Members all matters within his or her knowledge that the interest of the Company may require to be brought to its notice.

(ii)           President.  The President shall have general supervision, direction and control of the business.  He or she shall have the general powers and duties of management usually vested in the office of President of a corporation and such other powers and duties as prescribed by the CEO.

(iii)           Secretary.  The Secretary of the Company (“the Secretary”) shall attend all meetings of the Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required.  He or she shall give, or cause to be given, notice of all meetings of the Members.  The Secretary shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office, and he or she shall perform such other duties as may be assigned to him or her from time to time by the CEO.

(c)           The individuals listed below shall serve in the following offices until resignation or removal or replacement by the Members:

Name                                           Office

Roscoe C. Young                      CEO and President

Andrew Woods                         Vice President/Secty

Scott Francis                              Treasurer

4.2 Meetings of Members.  The Members shall meet at such times and places as determined by the Chief Executive Officer.  The Company may hold meetings, whether regular or special, either within or without the State of Maryland.  At its meetings, the Company shall transact business in such order as may be determined from time to time by resolution of the Chief Executive Officer.  All decisions of the Members shall be made at duly called meetings of the Members at which a quorum is present or by a written consent in lieu of meeting signed by all Members.

4.3 Notice of Meetings.

(a)           Regular Meetings.  In the event that a meeting of the Members is called, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five nor more than sixty business days before the date of the meeting unless otherwise provided, either personally or by mail, by or at the direction of the Members calling the meeting, to each Voting Member. Notice of a meeting need not be given to any Voting Member who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Voting Member.

(b)           Special Meetings.  Special meetings of the Company may be called by the Chief Executive Officer or by any Member on at least forty-eight (48) hours’ notice to each Member.  Such notice need not state the purpose or purposes of, or the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.

4.4 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the date on which notice of the meeting is provided shall be the record date for such determination of the Members. When a determination of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

4.5 Quorum. Members holding at least 67% of the Percentage Voting Interest in the Company represented in person, by telephonic participation, or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Members so represented may adjourn the meeting from time to time for a period not to exceed sixty days without further notice. However, if the adjournment is for more than sixty days, or if after the adjournment a new record date is fixed for another meeting, a notice of the adjourned meeting shall be given to each Voting Member.  The Members present at a duly organized meeting may continue to transact business only as previously provided on the agenda until adjournment, notwithstanding the withdrawal during such meeting of that number of Members whose absence would cause less than a quorum.

4.6 Voting. If a quorum is present, a majority vote of the Members so represented shall be the act of the Members or Member-Managers, unless the vote of a lesser proportion or number is otherwise required by the Act, by the Certificate or by this Agreement, including without limitation the Exhibits hereto.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Profits and Losses. Profits and losses, after deducting guaranteed payments and fees, shall be allocated among the Members in proportion to their Percentage Ownership Interests. Any special allocations necessary to comply with the requirements set forth in Internal Revenue Code Section 704 and the corresponding Regulations, including, without limitation, the qualified income offset and minimum gain chargeback provisions contained therein, shall be made if the Members deem these actions to be appropriate.

5.2 Distributions. Distributions to Members shall be made of available funds after payment of all current fees and expenses, including loan payments, and in compliance with Exhibit B hereto.  Subject to applicable law and any limitations elsewhere in this Agreement, the Members shall make distributions of cash on a quarterly basis, subject to approval of the Members, and available funds.  Except as otherwise provided in this Agreement, all distributions shall be made to all of the Members, in proportion to their Percentage Ownership Interests.

All such distributions shall be made only to the Members who, according to the books and records of the Company, are the holders of record on the actual date of distribution. The Members may base a determination that a distribution of cash may be made on a balance sheet, profit and loss statement, cash flow statement of the Company or other relevant information. Neither the Company nor the Members shall incur any liability for making distributions.

5.3 Form of Distribution. No Member has the right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members except on the dissolution and winding up of the Company.

ARTICLE VI

TRANSFER AND ASSIGNMENT OF INTERESTS

6.1 Resignation of Membership and Return of Capital. No Member may voluntarily resign his membership in the Company, and no Member shall be entitled to any return of capital from the company, except upon the written consent of all of the other Members.

6.2 Restrictions on Transfer.  Except for ATG’s pledge of its Ownership Interest to its principal secured lender under its primary credit facility which pledge is excluded from the restrictions of this Section 6.2, until January 1, 2019, no Member shall sell, pledge, assign or otherwise transfer, with or without consideration, any part or all of his Ownership Interest in the Company to any other person or entity (a “Transferee”), without first offering (the “Offer”) that portion of his or her Ownership Interest in the Company subject to the contemplated transfer (the “Offered Interest”) first to the Company, and secondly, to the other Members, at the purchase price (hereinafter referred to as the “Transfer Purchase Price”) and in the manner as prescribed in the Offer.

The Offering Member shall make the Offer first to the Company by written notice (hereinafter referred to as the “Offering Notice”). Within twenty (20) days (the “Company Offer Period”) after receipt by the Company of the Offering Notice, the Company shall notify the Offering Member in writing (the “Company Notice”), whether or not the Company shall accept the Offer and shall purchase all but not less than all of the Offered Interest. If the Company accepts the Offer to purchase the Offered Interest, the Company Notice shall fix a closing date not more than twenty-five (25) days (the “Company Closing Date”) after the expiration of the Company Offer Period.

In the event the Company decides not to accept the Offer, the Offering Member or the Company, at his or her or its election, shall, by written notice (the “Remaining Member Notice”) given within that period (the “Member Offer Period”) terminating ten (10) days after the expiration of the Company Offer Period, make the Offer of the Offered Interest to the other Members, each of whom shall then have a period of twenty-five (25) days (the “Member Acceptance Period”) after the expiration of the Member Offer Period within which to notify in writing the Offering Member whether or not he or she intends to purchase all but not less than all of the Offered Interest. If two (2) or more Members of the Company desire to accept the Offer to purchase the Offered Interest, then, in the absence of an agreement between them, such Members shall have the right to purchase the Offered Interest in proportion to their respective relative Percentage Voting Interests. If the other Members intend to accept the Offer and to purchase the Offered Interest, the written notice required to be given by them shall fix a closing date not more than sixty (60) days after the expiration of the Member Acceptance Period (hereinafter referred to as the “Member Closing Date”).

The aggregate dollar amount of the Transfer Purchase Price, which shall be set by the Offering Member, shall be payable in cash on the Company Closing Date or on the Member Closing Date, as the case may be, unless the Company or the purchasing Members shall elect by written notice that is delivered to the Offering Member, prior to or on the Company Closing Date or the Member Closing Date, as the case may be, to purchase such Offered Interest in four (4) equal annual installments, with the first installment being due on the Closing Date.

If the Company or the other Members fail to accept the Offer or, if the Offer is accepted by the Company or the other Members and the Company or the other Members fail to purchase all of the Offered Interest at the Transfer Purchase Price within the time and in the manner specified, then the Offering Member shall be free, for a period (hereinafter referred to as the “Free Transfer Period”) of ninety (90) days from the occurrence of such failure, to transfer the Offered Interest to a Transferee selected by the Offering Member on terms set forth in the Offer; provided, however, that if all of the other Members other than the Offering Member do not approve of the proposed transfer by unanimous written consent, the Transferee of the Offered Interest shall have no right to become a Member or to participate in the management of the business and affairs of the Company as a Member or Manager, and shall only have the rights of an Assignee and be entitled to receive the share of profits and the return of capital to which the Offering Member would otherwise have been entitled. A Transferee shall be admitted as a Member of the Company, and as a result of which he or she shall become a substituted Member, with the rights that are consistent with the Membership Interest that was transferred, only if such new Member (i) is approved unanimously by the Members; (ii) delivers to the Company his required capital contribution (if any); (iii) agrees in writing to be bound by the terms of this Agreement by becoming a party hereto.

If the Offering Member shall not transfer the Offered Interest within the Free Transfer Period, his or her right to transfer the Offered Interest free of the foregoing restrictions shall thereupon cease and terminate.  After January 1, 2019, a Member shall be free to transfer all or any portion of his or her Ownership Interest to any person upon giving notice to the Members but without the requirement of making an offer first to the Company and then to the other Members in accordance with the above provision.

6.3 Involuntary Transfer of a Membership Interest. A creditor’s charging order or lien on a Member’s Membership Interest, bankruptcy of a Member, or other involuntary transfer of Member’s Membership Interest, shall constitute a material breach of this Agreement by such Member. The creditor, transferee or other claimant, shall only have the rights of an Assignee, and shall have no right to become a Member, or to participate in the management of the business and affairs of the Company as a Member or Manager under any circumstances, and shall be entitled only to receive the share of profits and losses, and the return of capital, to which the Member would otherwise have been entitled. The Members, including a Voting Member whose interest is the subject of the charging order, lien, bankruptcy, or involuntary transfer, may unanimously elect, by written notice that is provided to the creditor, transferee or other claimant, at any time, to purchase all or any part of Membership Interest that was the subject of the creditor’s charging order, lien, bankruptcy, or other involuntary transfer, at a price that is equal to one-half (1/2) of the book value of such interest, adjusted for profits and losses to the date of purchase. The Members agree that such valuation is a good-faith attempt at fixing the value of the interest, after taking into account that the interest does not include all of the rights of a Member or Manager, and after deducting damages that are due to the material breach of this Agreement.

ARTICLE VII

ACCOUNTING, RECORDS AND REPORTING

7.1 Books and Records. The Company shall maintain complete and accurate accounts in proper books of all transactions of or on behalf of the Company and shall enter or cause to be entered therein a full and accurate account of all transactions on behalf of the Company. The Company's books and accounting records shall be kept in accordance with such accounting principles (which shall be consistently applied throughout each accounting period) as the Members may determine to be convenient and advisable. The Company shall maintain at its principal office all of the following:

A current list of the full name and last known business or residence address of each Member in the Company set forth in alphabetical order, together with, for each Member, the Ownership Interest, Percentage Ownership Interest and Percentage Voting Interests; a copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed; copies of the Company's federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years; a copy of this Agreement and any and all amendments hereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed; copies of the financial statements of the Company, if any, for the six most recent Fiscal Years; the Company's books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years (and a Fiscal Year shall be the calendar year); true and full information regarding the status of the business and financial condition of the Company; and true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member.

7.2 Inspection of Books and Records; Other Information. Each Member has the right, on reasonable request for purposes reasonably related to the interest of the person as a Member, to: (a) inspect and copy during normal business hours any of the Company's records described in Section 7.1; and (b) obtain from the Company promptly after their becoming available a copy of the Company's federal, state and local income tax or information returns for each Fiscal Year.  The Company shall provide a Member with such information concerning the Company and its business as a Member shall reasonably request.  Officers of the Company shall make themselves available to discuss the business and affairs of the Company with a Member as reasonably requested.

7.3 Accountings. As soon as is reasonably practicable after the close of each Fiscal Year but in any event within two months after the end of the Fiscal Year, , the Company shall make or cause to be made a full and accurate accounting of the affairs of the Company as of the close of that Fiscal Year and shall prepare or cause to be prepared a balance sheet as of the end of such Fiscal Year, a profit and loss statement for that Fiscal Year and a statement of Members' equity showing the respective Capital Accounts of the Members as of the close of such Fiscal Year and the distributions, if any, to Members during such Fiscal Year, and any other statements and information necessary for a complete and fair presentation of the financial condition of the Company, all of which the Company shall furnish to each Member. The Company shall prepare and furnish to each Member monthly financial statements similar to those set forth in the preceding sentence but for the preceding calendar month.  In addition, the Company shall furnish to each Member information regarding the Company necessary for such Member to complete such Member's federal and state income tax returns. The Company shall also furnish a copy of the Company's tax returns to any Member requesting the same. On such accounting being made, profits and losses during such Fiscal Year shall be ascertained and credited or debited, as the case may be, in the books of account of the Company to the respective Members as herein provided.

7.4 Filings. The Company, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Company shall also cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If the Company is required by the Act to execute or file any document and fails, after demand, to do so within a reasonable period of time or refuses to do so, any Member may prepare, execute and file that document with the Maryland Secretary of State.

7.5 Bank Accounts. Funds of the Company must be deposited in the Company’s name in one or more bank accounts in accordance with the Exhibits hereto.

7.6 Tax Matters Partner. ATG shall serve as the Company’s Tax Matters Partner at any time or times. The Members shall from time to time cause the Company to make such tax elections as they deem to be in the interests of the Company and the Members generally. The Tax Matters Partner, as defined in Internal Revenue Code Section 6231, shall represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 Dissolution. The Company shall be dissolved upon the first to occur of: (a) six (6) months after the final performance of the Sprint Contract and the final payment by Sprint under the Sprint Contract; or (b) the unanimous approval of the Members.

8.2 Winding Up. On the occurrence of an event specified in Section 8.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors. The Members shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the assets and liabilities of Company, shall cause such assets to be sold or distributed, and shall cause the proceeds therefrom, to the extent sufficient therefore, to be applied and distributed as provided in this Agreement. The Members shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Members shall be entitled to reasonable compensation for such services.

8.3 Distributions in Kind. Any noncash assets distributed to the Members shall first be valued at their fair market value to determine the profit or loss that would have resulted if such assets were sold for such value. Such profit or loss shall then be allocated pursuant to this Agreement, and the Members' Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged against the Capital Account of each Member receiving an interest in a distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Members, or if any Voting Member objects, by an independent appraiser (and any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by Members holding a majority of the Percentage Voting Interest.

8.4 Order of Payment of Liabilities on Dissolution. After a determination that all known debts and liabilities of the Company in the process of winding up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in proportion to their positive Capital Account balances, after taking into account profit and loss allocations for the Company's taxable year during which liquidation occurs.

8.5 Adequacy of Payment. The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, shall have been adequately provided for if payment thereof shall have been assumed or guaranteed in good faith by one or more financially responsible Persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members to be adequate at the time of any distribution of the assets pursuant to this Section. This Section shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

8.6 Compliance with Regulations. All payments to the Members on the winding up and dissolution of Company shall be strictly in accordance with the positive capital account balance limitation and other requirements of Regulations Section 1.704-1(b)(2)(ii)(d), as the Members deem appropriate.

8.7 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely to the assets of the Company for the return of such Member's positive Capital Account balance and shall have no recourse for such Member's Capital Contribution or share of profits (on dissolution or otherwise) against any other Member.

8.8 Certificate of Cancellation. The Members conducting the winding up of the affairs of the Company shall cause to be filed in the office of, and on a form prescribed by the Maryland Secretary of State, a certificate of cancellation of the Certificate on the completion of the winding up of the affairs of the Company.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

9.1 Exculpation of Members. No Member shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions taken or not taken in good faith and reasonably believed by such Member to be in or not opposed to the best interests of the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member or the  breach of any obligation under this Agreement or of the fiduciary duties owed to the Company or the other Members by such Member.

9.2 Indemnification by Company. The Company shall indemnify, hold harmless and defend the Members, in their capacity as Members or Managers, from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by the indemnified party or in breach of the indemnified party’s obligations under this Agreement. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters may be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (i) written affirmation by the Person requesting indemnification of its good-faith belief that it has met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

9.3 Indemnification by the Members. Each Member hereby agrees to indemnify and defend the Company, the other Members and each of their respective employees, agents, partners, members, shareholders, officers and directors and hold them harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, court costs and attorneys' fees and expenses) suffered or incurred on account of or arising out of any breach of this Agreement.

9.4 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Member or an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as a Member or an agent of the Company, whether or not the Company would have the power to indemnify such Person against such liability under Section 9.2 or under applicable law.

ARTICLE X

OWNERSHIP

10.1 Ownership of Intellectual Property.  Notwithstanding any other provision of this  Agreement, all ownership rights with respect to the intellectual property of the Organization, including, but not necessarily limited to, all designs, patents, trademarks, copyrights, trade secrets, data definitions, data bases, standards, guidelines, schemas, diagrams, software, programs, designs, e-mail addresses, telephone numbers, facsimiles, and other technology and information developed in connection with the Company’s Purpose (“Intellectual Property”) shall be owned by the Company and shall be considered assets of the Company. Such ownership rights may be transferred or assigned only upon the approval of, and compliance with, the conditions imposed by Members holding at least sixty-three percent (63%) of the outstanding Ownership Interests.

10.2 Member Intellectual Property.  Each Member warrants that any Intellectual Property produced by that Member for the Company and incorporated in any form into the Company's Purpose is not subject to any claim of ownership by any other party.  Each Member further warrants that any rights in Intellectual Property developed in connection with the Company's Purpose either now held or later acquired by that Member shall be perpetually licensed to the Company or its successors or assigns without any royalty, fee, or credit to the Member’s Capital Account.

10.3 Intellectual Property Generated for the Company.  The Company shall endeavor to obtain from any party generating Intellectual Property for the Company an agreement that such generated Intellectual Property shall, to the extent possible, be assigned or otherwise transferred to the Company.

ARTICLE XI

This Article XI is intentionally left blank.

ARTICLE XII

DISPUTE RESOLUTION

12.1 Disputes Among Members. The Members agree that in the event of any dispute or disagreement solely between or among any of them arising out of, relating to or in connection with this Agreement or the Company or its organization, formation, business or management ("Member Dispute"), the Members shall use their best efforts to resolve any dispute arising out of or in connection with this Agreement by good-faith negotiation and mutual agreement. The Members shall meet at a mutually convenient time and place to attempt to resolve any such dispute.

However, in the event that the Members are unable to resolve any Member Dispute, such parties shall first attempt to settle such dispute through a non-binding mediation proceeding. In the event any party to such mediation proceeding is not satisfied with the results thereof, then any unresolved disputes may be finally settled by judicial proceedings unless the disputing Members agree to an arbitration proceeding. In no event shall the results of any mediation proceeding be admissible in any arbitration or judicial proceeding.

12.2 Mediation. Mediation proceedings shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the "AAA") in effect on the date the notice of mediation was served, other than as specifically modified herein, and shall be non-binding on the parties thereto.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. Except as otherwise expressly provided herein, any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile if receipt is acknowledged by the addressee, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three business days after being mailed by first class mail, charges and postage prepaid, properly addressed to the party to receive such notice at the address set forth in the Company’s records.

13.2 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby.

13.3 Binding Effect.  This Agreement shall bind and inure to the benefit of the parties and their respective Successors.

13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.5 Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, understandings and agreements between or among the parties, regarding the subject matter hereof.

13.6 Further Assurances. Each Member shall provide such further information with respect to the Member as the Company may reasonably request, and shall execute such other and further certificates, instruments and other documents, as may be necessary and proper to implement, complete and perfect the transactions contemplated by this Agreement.

13.7 Headings; Gender; Number; References. The headings of the Sections hereof are solely for convenience of reference and are not part of this Agreement. As used herein, each gender includes each other gender, the singular includes the plural and vice versa, as the context may require. All references to Sections and subsections are intended to refer to Sections and subsections of this Agreement, except as otherwise indicated.

13.8 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective Successors nor shall anything in this Agreement relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

13.9 Amendments; Waivers. All amendments to this Agreement, and any waiver of any provision of this Agreement, shall be in writing and signed by all of the Members to the agreement at the time of the amendment.

13.10 Remedies Cumulative. Subject to Article XII, remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Member may be lawfully entitled.

13.11 Authority. Each Member represents and warrants to the Company and the other Member that this Agreement constitutes a legal, valid and binding agreement of such Member, enforceable against the Member in accordance with its terms. The Member is empowered and duly authorized to enter into this Agreement under every applicable governing document, partnership agreement, operating agreement, trust instrument, pension plan, charter, certificate of incorporation, bylaw provision or the like; and that the Person, if any, signing this Agreement on behalf of the Member is empowered and duly authorized to do so by the governing document, operating agreement, trust instrument, pension plan, charter, certificate of incorporation, bylaw provision, board of directors or stockholder resolution or the like.

13.12  Expenses.  The Company shall bear all reasonable fees and expenses actually incurred by the Members in connection with the formation of the Company.  This shall include the legal fees and expenses of outside counsel to the Members but shall not include any allocation for the efforts of employees of the Members or their affiliates.  This obligation shall also include the fees and expenses incurred by the Members in connection with a proposed factoring arrangement which the Members previously considered for funding purposes.  Each Member shall provide the Company and the other Members with reasonable documentation of any fees and expenses for which such Member seeks reimbursement from the Company pursuant to this provision.

IN WITNESS WHEREOF, this Limited Liability Company Operating Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

YKTG, LLC

By:       /s/Roscoe Young, II
    Roscoe C. Young, II
            Chief Executive Officer

ADDvantage Technologies Group, Inc.

By:  /s/Scott Francis
            Scott Francis
    Vice President and Chief Financial Officer

EXHIBIT A
TO YKTG SOLUTIONS OPERATING AGREEMENT

MEMBERS AND CAPITAL

                      Initial                                                                   Member
Name and Address                                                                        Capital                                                         Ownership
of Each Initial Member                                                                         Contribution**                                                                Interest*

YKTG, LLC                                                                      $5,100.00                                                    51.0%
23 Laurelwood Drive
Bernardsville, NJ 07924

ADDvantage Technologies Group, Inc.                                                 $4,900.00                                                    49.0%
1221 East Houston St.
Broken Arrow, OK 74012

____________________
*Also the Members’ Percentage Voting Interest and the Members’ Percentage Ownership Interest.
** Further detail regarding the Members initial capital contributions is set forth on Exhibit A-1 hereto.

EXHIBIT A-1

INITIAL CAPITAL CONTRIBUTIONS

YKTG, LLC

Initial Capital Contribution.  The initial capital contribution of YKTG to the Company shall be $5,100 consisting of (a) $_____ cash and (b) an assignment to the Company (the “Assignment”) of (i) YKTG’s rights and obligations under the Work Order, (ii) the Accounts (as defined below) and (iii) the benefit of those provisions of the MCSA which are necessary for Sprint and the Company to exercise their rights and perform their obligations to each other under the Work Order.   As used herein, the term “Accounts” shall mean (i) all accounts, accounts receivable, rights to payment, contract rights, general intangibles, chattel papers, instruments, documents and all forms of obligations owing or to be owed to “Supplier” (as such term is used in the Work Order) now or at any time in the future arising from or out of the performance of services by Supplier under the Work Order and the MCSA, and (ii) all proceeds of the foregoing.  It is the intention of the Members that the Company shall succeed to all of the rights and obligations of YKTG under the MCSA with respect to the Work Order, and to that end YKTG shall promptly take all action, and shall take all action reasonably requested by ATG, necessary to cause the Company to become an approved vendor of Sprint and to become a party to the MCSA or another master construction services agreement with Sprint as soon as possible but in any event no later than April 30, 2016.

Invoices and Supporting Documentation.  YKTG agrees to place a notice (in form and content acceptable to ATG on behalf of the Company) on each invoice related to an Account that the amounts owed thereon have been sold and assigned to, and are payable only to, the Company.  YKTG further agrees to take all necessary steps so that payments and remittance information related to the Accounts are directed to ATG on behalf of the Company.  All invoices will be promptly mailed or otherwise transmitted by YKTG to Sprint on a prompt and timely basis in compliance with the terms of the Sprint Contract.  YKTG shall deliver to ATG on behalf of the Company copies of all invoices and supporting documentation simultaneously with the delivery of the same to Sprint.

Remittances.  Any checks, cash, notes or other documents or instruments, proceeds or property received with respect to the Accounts shall be the property of the Company and shall be held by YKTG in trust for the Company, separate from YKTG's other property, and immediately turned over to ATG on behalf of the Company with proper endorsements.  ATG on behalf of the Company may endorse YKTG's name on any such check, draft, instrument or document.

Collecting Accounts.  As owner of the Accounts, the Company (acting as directed by ATG) has the right to: (a) bring suit, or otherwise enforce collection, in the name of itself and YKTG; (b) modify the terms of payment; and (c) settle, compromise or release, in whole or in part, any amounts owing in respect of the Accounts.  YKTG shall cooperate in any manner requested by ATG on behalf of the Company in assisting the Company in collecting the Accounts, including without limitation, bringing suit in YKTG’s name to collect the Accounts for the benefit of the Company.

Assigned Accounts.  YKTG represents and warrants to the Company that YKTG has title to all the Accounts and has the legal right to sell, assign, transfer and set over the same to the Company and that each Account is and shall be (a) based upon a bona fide sale and provision of services made by YKTG in the ordinary course of YKTG's business under the Sprint Contract; (b) based upon services which have been received and accepted by Sprint without dispute or claim of any kind;  (c) free and clear of any offset, deduction, counterclaim, or any other claim or dispute (real or claimed), including, without limitation, claims or disputes as to price, terms, quantity or quality and claims of release from liability or because of any act of God, or a public enemy, or war, or because of the requirements of law or of rules, orders or regulations having the force of law; and (d) except for ATG's security interest therein, free and clear of any security interests, liens or encumbrances thereon and shall remain so at all times in the future.

Information; Books and Records.  YKTG shall furnish ATG on behalf of the Company with such information concerning YKTG's business affairs and financial condition as ATG may reasonably request from time to time, including financial statements as of the end of each fiscal year.  YKTG shall, at the request of ATG on behalf of the Company, keep ATG fully apprised of all aspects of the performance of services under the Work Order and of the status of its business relationship with Sprint.  YKTG agrees to maintain books and records concerning the Accounts in accordance with good business practices.  Upon reasonable request, YKTG agrees to make such books and records available to ATG on behalf of the Company for examination and copying.

Change in Control.  YKTG shall immediately notify ATG of any change in control of the ownership of YKTG.

Litigation.  YKTG represents and warrants to the Company that there are no proceedings either pending or threatened in respect of YKTG or its business, and that YKTG is not subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in respect of its business or the Accounts.

Customer Claims and Charge Backs.  YKTG shall immediately notify ATG on behalf of the Company in each instance of any request for extension of time to pay, credit or adjustment or any dispute or claim relating to any Account or the services provided under the Sprint Contract tending in any way to diminish the sum certain payable thereon.  To the extent that YKTG believes any Sprint invoice should be adjusted for any reason, no such adjustment shall be made without the prior consent of ATG on behalf of the Company.

Cooperation. YKTG agrees to authorize and execute such instruments and financing statements as may be required or permitted by any law in connection with the transactions contemplated hereby and to cooperate with ATG in the filing or recording and renewal thereof, and YKTG hereby authorizes ATG on behalf of the Company (and appoints any person whom ATG designates as its attorney with power) to sign YKTG's or the Company’s name on any such instrument and on financing statements under the Uniform Commercial Code.

No Pledge or Sale of Receivables.  YKTG shall not sell or assign, negotiate, pledge or grant any security interest in any of its accounts or receivables to anyone other than the Company or ATG.

Indemnification.  YKTG hereby agrees to indemnify and hold the Company and its members (other than YKTG), subsidiaries, affiliates, employees, attorneys and agents (each, an "Indemnified Person"), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of (i) any damage, claim or loss of any type arising directly or indirectly in connection with the services performed or to be performed by under the Sprint Contract prior to February ____, 2016, (ii) any misrepresentation by YKTG or any breach by YKTG of its obligations under this Agreement, and (iii) any actions or failures to act with respect to any of the foregoing, except to the extent that any such indemnified liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person's gross negligence or willful misconduct.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO YKTG OR TO ANY OTHER PERSON FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER.

Bank Accounts.  YKTG covenants that it shall not set up any bank accounts or receive any money on the Accounts or any cash or other consideration from Sprint related to services performed under the Work Order without accounting for the same to ATG on behalf of the Company, it being the intention of the parties that the Company, rather than YKTG, shall receive all consideration paid by Sprint with respect to the services performed under the Work Order.

ATG to Make Decisions.  All decisions to be made by the Company with respect to the Accounts, the Work Order, the Assignment and the performance of YKTG’s obligations and liabilities with respect to the Assignment, including without limitation commencing and conducting a suit against YKTG with respect to the Assignment, shall be made on behalf of the Company solely by ATG.

Interim Period.  Until such time as the Company becomes an approved vendor of Sprint (the “Interim Period”), the Work Order cannot be formally assigned to the Company as per Sprint policy.  Accordingly,  YKTG shall upon execution of this Agreement assign to the Company only the Accounts, which assignment shall be approved by Sprint, and shall enter into a project management agreement with the Company.  YKTG and the Company shall cooperate to give the Company the benefits and the burdens of the Work Order during the Interim Period, and YKTG shall, at such time as the Company becomes an approved vendor of Sprint, assign to the Company all of its right, title and interest under the Work Order as  contemplated above, and shall obtain Sprint’s consent to such assignment.

ATG

Initial Capital Contribution.  The initial capital contribution of ATG to the Company shall be $4,900, consisting of (a) $___ cash and (b) ATG’s guaranty of the Company’s obligations to its bonding company.

EXHIBIT B

1.	Company Bank Accounts. The Company shall have three bank accounts (the “Depository Account”, the “Operating Account” and the “YKTG Fee Account”):

•
Depository Account –This account shall be controlled by ATG.  It will be the account into which all Sprint payments and any other revenues generated by the Company is deposited.  ATG will be the exclusive signor on this account.

•
Operating Account – This account shall be jointly controlled by YKTG and ATG and shall require two signors for disbursements (one each by YKTG and ATG).  This account will make all vendor, subcontractor and PMO structure payments as described below.

•	YKTG Fee Account – This account shall be jointly controlled by YKTG and ATG but shall only require one signor for disbursements. Deposited into this account will be YKTG’s 8% fee.

•	ATG shall approve all of the bank accounts of the Company and all of the bank accounts of YKTG.

2.	PMO Structure Funding. The following discusses the procedures to be followed by the Members for the funding of the Company’s payroll, contractor costs and other actual G&A expenses (“PMO Structure”).

•
Every two weeks YKTG shall submit a funding request to ATG for the PMO Structure to cover payroll, contractor costs and other actual G&A expenses.  Funding requests shall contain such information as ATG shall request.

•	ATG will review funding requests for accuracy and approval. YKTG shall respond to any questions posed by ATG regarding the funding requests.

•
Once approved, ATG will wire funds to the Operating Account either from the Depository Account or, if there are not funds available from the Depository Account and the applicable conditions of the ATG Credit Facility are met, from the ATG bank account in the form of a loan.

•	Once funds are received into the Operating Account, YKTG shall prepare disbursements for payroll (ACH deduction from operating account) and third party payments.

•
ACH payments and wire transfers – YKTG shall create an online ACH disbursement request from the Operating Account  or other appropriate request for wire transfers from the Operating Account which ATG shall review and approve electronically.

•	Checks – YKTG shall prepare the checks and sign the checks then send to ATG for review, approval and second signature; then ATG will mail the checks to the appropriate payee.

3.	Subcontractor Payments. The following discusses the procedures to be followed by the Members for the funding of payments to subcontractors of the Company (“Subcontractor Payments”).

•
Each month, YKTG shall submit a funding request to ATG for Subcontractor Payments related to invoices that have been approved by Sprint and submitted to Sprint.  Such funding requests shall contain such information as ATG shall request.

•	ATG will review funding requests for accuracy and approval. YKTG shall respond to any questions posed by ATG regarding the funding requests.

•
Once approved, ATG will wire funds to the Operating Account either from the Depository Account or, if there are not funds available from the Depository Account and the applicable conditions of the ATG Credit Facility are met, from an ATG bank account in the form of a loan.

•
Once funds are received into the Operating Account, YKTG will prepare the ACH funding request online in the Operating Account or other appropriate request for wire transfers from the Operating Account which ATG shall review and approve electronically.

4.	Sprint Receivable Invoice and Collections. The following discusses the procedures to be followed by the Members for the submission of invoices to Sprint and collections.

•
Once subcontractors are complete at a site and appropriate sign-offs have been obtained, YKTG shall submit the proposed invoice to Sprint for approval as per the terms of the applicable contractual provisions with Sprint.

•	Upon Sprint approval, YKTG shall then bill Sprint the approved invoices on net 60 terms.

•	Sprint shall remit payment at 60 days to the Depository Account.

•	ATG will be first point of contact with Sprint for collection issues; YKTG and the Company agree to assist in collection efforts.

•
ATG will obtain credit insurance for Sprint receivables; as per the terms of such insurance, receivables must be collected within 120 days; if not so collected, YKTG shall cause the Company to cease work and no more billings will be incurred in order ensure that ATG’s credit insurance claim remains valid.

5.	ATG Fee. The Company shall pay a fee to ATG (the “ATG Fee”) equal to 12% of the revenues received by the Company from Sprint and any other sources.

•
The ATG Fee shall be compensation to ATG for providing a guarantee to the Company’s bonding company and for providing the services to the Company described in the Exhibits and in the other provisions of the Agreement.  The Members acknowledge that the Company could not obtain the required bonds without the ATG guarantee and that ATG would not provide such guarantee without receiving this fee.

•	The ATG Fee shall be reduced by interest the Company pays to ATG under the ATG Credit Facility.

•	The ATG Fee shall be paid to ATG from the Depository Account upon collection of the individual Sprint Receivables.

6.	YKTG Fee . The Company shall pay a fee to YKTG (the “YKTG Fee”) equal to 8% of the revenues received by the Company from Sprint and any other sources.

•	The YKTG Fee shall be compensation to YKTG for providing services to the Company described in this Exhibit B and in the other provisions of the Agreement.

•
The YKTG Fee shall be paid to the YKTG Fee Account from excess funds in the Depository Account after the ATG Fee, PMO Structure Funding and Subcontractor Funding requests are satisfied as well as principal and interest payments under the ATG Loan.

•
It is intended that the funds in the YKTG Fee Account shall remain there until dissolution and winding up of the Company; provided, that, YKTG may make withdrawals from the YKTG Fee Account upon after giving at least one week prior notification to ATG, including the amount to be withdrawn and the reason for the withdrawal.

7.	ATG Credit Facility. ATG shall provide a line of credit to the Company (the “ATG Credit Facility”).

•	ATG will provide a line of credit to the Company which shall be subject to the terms and conditions set forth in the loan documentation between ATG and the Company.

•	The purpose of the ATG Credit Facility shall be to provide funding to the Company’s Operating Account in order to cover shortfalls in the Depository Account.

•
The ATG Credit Facility shall be secured by all the assets of the Company and of YKTG, including all the Company and YKTG bank accounts, and shall be guaranteed by YKTG and the individual members of YKTG.

•
Interest under the ATG Credit Facility shall be payable monthly.  Principal prepayments of the ATG Credit Facility shall be priority payments and shall be made at any time determined appropriate by ATG but it is generally intended that, in the ordinary course of business, principal prepayments shall be made after the ATG Fee, PMO Structure Funding and Subcontractor Funding requests are satisfied.

8.	Excess Funds. The following discusses the disposition to be made of excess funds.

•
Once the Sprint project is completed and all payments have been satisfied, including without limitation the ATG Credit Facility, the ATG Fee and the YKTG Fee, any excess funds remaining in the Depository Account and the Operating Account will be disbursed to the  Members in accordance with their respective Ownership Interests.

9.	Other Member Duties. The Members shall have the additional duties set forth below:

•
YKTG shall operate the day to day business operations of the Company.  Unless otherwise provided in the Agreement, including the Exhibits to the Agreement, YKTG shall perform on behalf of the Company the obligations of the Company set forth in the Agreement.

•
ATG shall review the accounting information of the Company and may in its discretion retain others, such as ATG’s outside accounting firm, at Company expense, to review, audit or otherwise assist with the Company’s financial records and statements.